EXHIBIT 4.13

CAPITAL AUTOMOTIVE REIT,

as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL TRUST INDENTURE

Dated as of May 12, 2004

Providing for Issuance of

6% CONVERTIBLE NOTES DUE MAY 15, 2024

- i -

     THIS SECOND SUPPLEMENTAL TRUST INDENTURE is made as of this 12th day of May, 2004 (the “Supplemental Indenture”), by and between Capital Automotive REIT, a real estate investment trust organized under the laws of the State of Maryland, as issuer (the “Company”), and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

     WHEREAS, the Company has heretofore entered into a Base Indenture with the Trustee, dated as of April 15, 2004 (the “Base Indenture”), providing for the issuance from time to time of unsubordinated debentures, notes or other evidences of indebtedness in series;

     WHEREAS, the Base Indenture is incorporated herein by this reference and the Base Indenture, as supplemented by this Second Supplemental Indenture, is herein called the “Indenture;”

     WHEREAS, under the Base Indenture, the Board of Directors of the Company may at any time establish a new series of Securities, in accordance with the provisions of the Base Indenture, with the terms of such series established pursuant to a supplemental indenture executed by the Company and the Trustee;

     WHEREAS, the Company proposes to create under the Base Indenture a new series of Securities;

     WHEREAS, the Company desires to issue $110,000,000 of its 6% Convertible Notes due May 15, 2024, having the terms and conditions hereinafter set forth, primarily in order to pay down or eliminate existing Indebtedness and pursue other general corporate purposes;

     WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed;

     NOW THEREFORE, for and in consideration of the agreements and obligations set forth herein and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

     The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Base Indenture:

     “Accounting Event” shall be deemed to occur if (a) the authoritative guidance promulgated by the Financial Accounting Standards Board, the Commission, or other national accounting standard setters permits the settlement of an issuer’s obligation to repurchase securities at the option of the holder thereof in the issuer’s Capital Stock and expressly provides that such shares issuable in satisfaction of such repurchase obligation shall not be taken into account for purposes of computing the issuer’s diluted earnings per share (unless and until such shares are actually issued) and such guidance remains in effect, or (b) the Company receives advice from a nationally recognized accounting firm that such settlement and accounting treatment are permitted.

     “Capital Stock” of any Person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations, or other equivalents, however designated, of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

     “Change in Control” will be deemed to have occurred at the time after Original Issue Date that any of the following occurs:

     (a) any “person” or “group” within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act, including the Company’s affiliates, other than the Company, its Subsidiaries or its or their employee benefit plans, files a Schedule 13D or Schedule TO or any successor schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of greater than 50% of the voting power of the Common Shares or other Capital Stock into which the Common Shares may be reclassified or sold; provided, however, that a person shall not be deemed a beneficial owner of, or to own beneficially, (i) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s Affiliates until such tendered securities are accepted for purchase or exchange thereunder or (ii) any securities if such beneficial ownership (A) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and (B) is not also then reportable on Schedule 13D or any successor schedule under the Exchange Act; or

     (b) consummation of any share exchange, consolidation or merger of the Company pursuant to which the Common Shares will be converted into cash, securities or other property in each case other than a share exchange, consideration, or merger of the Company in which the holders of the Company’s Common Shares immediately prior to such transaction have, directly or indirectly, at least a majority of the total voting power in aggregate of all classes of Capital Stock of the continuing or surviving Company immediately after such transaction.

A Change in Control will not be deemed to have occurred in respect of either of the foregoing, however, if either:

     (i) the average of the Closing Prices of the Common Shares for the five consecutive Trading Days ending immediately before the later of the Change in Control or the public announcement thereof, equals or exceeds 105% of the Conversion Price of the Convertible Notes immediately before the Change in Control or the public announcement thereof, or

     (ii) at least 90% of the consideration in the transaction or transactions constituting the Change in Control consists of Capital Stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Change in Control.

“Change in Control Purchase Date” has the meaning provided in Section 3.4(a) hereof.

“Change in Control Purchase Notice” has the meaning provided in Section 3.4(c) hereof.

“Change in Control Purchase Price” has the meaning provided in Section 3.4(a) hereof.

     “Closing Price” means, as of any date of determination, the closing sale price of a Common Share on such date (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by the Nasdaq National Market, or if the Common Shares are not quoted on the Nasdaq National Market, as reported by the principal U.S. exchange or quotation system on which the Common Shares are then listed or quoted. If the Common Shares are not listed or quoted for trading on a principal U.S. exchange or automated quotation system, the “Closing Price” will be the average of the mid-point of the last bid and asked prices for the Common Shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

     “Common Shares” means the shares of beneficial interest, $0.01 par value per share, of the Company, which is the Company’s only outstanding class of Common Shares.

     “Company Notice” has the meaning provided in Section 3.3(f) hereof.

     “Company Notice Date” has the meaning provided in Section 3.3(f) hereof.

     “Conversion Agent” means the Trustee or such other office or agency designated by the Company where Convertible Notes may be presented for conversion.

     “Conversion Date” has the meaning provided in Section 4.1(c) hereof.

     “Conversion Price” per Common Share means $1,000 divided by the then-applicable Conversion Rate. The Initial Closing Price is $35.5679 per Common Share.

     “Conversion Rate” means, as of any date of determination, the number of Common Shares into which a Convertible Note may be converted in accordance with Article IV hereof. The initial Conversion Rate is 28.1152 per $1,000 principal amount of Convertible Notes.

     “Conversion Value” of a Convertible Note means, as of any date of determination, the product of the Closing Price multiplied by the Conversion Rate.

     “Convertible Notes” has the meaning provided in Section 2.1 hereof.

     “Corporate Trust Office of the Trustee” means 213 Court Street, Suite 703, Middletown, CT, 06457.

     “Current Market Price” means, (i) for purposes of Section 4.2(b), (c) or (d), with respect to a Common Share on any day, the average of the daily Closing Prices for the five consecutive Trading Days commencing six Trading Days before the date on which Common Shares traded on such date settle regular way on the Record Date with respect to distributions, issuances or other events requiring computation under Section 4.2(b), (c) or (d); and (ii) for purposes of Section 4.2(e), the average of the daily Closing Prices for the five consecutive Trading Days commencing on the Trading Day next succeeding the Expiration Date.

     “Ex-Dividend Date” means the first date upon which a sale of a Common Share does not automatically transfer the right to receive the relevant dividend from the seller of the Common Share to the buyer.

     “Expiration Date” has the meaning provided in Section 4.2(e) hereof.

     “Expiration Time” has the meaning provided in Section 4.2(e) hereof.

     “Extraordinary Cash Dividend” means any dividend or other cash distribution payable in respect of the Common Shares that is not a Regular Cash Dividend.

     “Interest Payment Date” means each May 15 and November 15 of each year, commencing November 15, 2004.

     “Interest Period” means any six-month period from May 15 to November 15 and from November 15 to May 15, as appropriate. Notwithstanding, the initial Interest Period shall begin on the Original Issue Date and end on November 15, 2004.

     “Market Price” of Common Shares on a Purchase Date means the average of the Closing Prices of the Common Shares for the five Trading Day period ending on the third Business Day Prior to such Purchase Date (if the third Business Day prior to such Purchase Date is a Trading Day, or if not, then on the last Trading Day immediately prior to the third Business Day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the Trading Days of the five Trading Day period and ending on such Purchase Date, of any event described in Section 4.2; subject, however to the conditions set forth in Sections 4.3 and 4.4.

     “Maryland REIT Statute” means Title 8 of the Corporations and Associates Article of the Annotated Code of Maryland.

     “Original Issue Date” means May 12, 2004.

     “Principal Value Conversion” has the meaning provided in Section 4.1(b)(i).

     “Purchased Shares” has the meaning provided in Section 4.2(e).

     “Purchase Date” has the meaning provided in Section 3.3(a) hereof.

     “Purchase Notice” has the meaning provided in Section 3.3(b) hereof.

     “Purchase Price” has the meaning provided in Section 3.3(a) hereof.

     “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares have the right to receive any cash, securities or other property or in which the Common Shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

     “Redemption Date” has the meaning provided in Section 3.1 hereof.

     “Redemption Price” has the meaning provided in Section 3.1 hereof.

     “Regular Cash Dividend” means the regular quarterly cash distributions as declared by the Board of Trustees as part of the Company’s dividend payment practice or stated cash dividend payment practice or stated cash dividend policy then in effect, as well as any dividends declared by the Board of Trustees that are necessary to preserve the Company’s status as a real estate investment trust for federal income tax purposes, whether publicly announced or not.

     “Regular Record Date” means, with respect to each Interest Payment Date, the close of business on the last calendar day of the month immediately preceding the month in which such Interest Payment Date (whether or not a Business Day) occurs.

     “Sale Price” means, on any date of determination, the average of the secondary market bid quotations per Convertible Note in the principal amount of $1,000, obtained by the Conversion Agent for $5 million aggregate principal amount of Convertible Notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers (none of which shall be an Affiliate of the Company) in The City of New York (or such other place that may be determined from time to time by the Company) selected by the Company; provided, however if (a) three such bids can not be obtained by the Conversion Agent, then the average of the two bids shall be obtained; (b) only one such bid can reasonably be obtained by the Conversion Agent, that one bid shall be used. If the Conversion Agent cannot reasonably obtain at least one such bid, or in the Company’s reasonable judgment, the bid quotations are not indicative of the secondary market value of the Convertible Notes as of such determination date, then the Sale Price for such determination date shall be deemed to be less than 94% of the Conversion Values of the Convertible Notes during that period.

     “Significant Subsidiary” means (1) any guarantor that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Original Issue Date and (2) any guarantor that, when aggregated with all other guarantors that are not otherwise Significant Subsidiaries and as to which any bankruptcy event has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

     “Special Record Date” has the meaning provided in Section 2.2(a) hereof.

     “Stated Maturity” means May 15, 2024.

     “Subsidiary” means, with respect to any Person:

     (1) any Company, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Company.

     “Trading Day” means (a) if the applicable security is listed, admitted for trading or quoted on the New York Stock Exchange, the Nasdaq National Market or another U.S. national or regional securities exchange, a day on which the New York Stock Exchange, the Nasdaq National Market or such other national or regional securities exchange, as the case may be, is open for business or (b) if the applicable security is not so listed, admitted for trading or quoted, any Business Day.

     “Trigger Event” has the meaning provided in Section 4.2(c).

     “Triggering Distribution” has the meaning provided in Section 4.2(d).

ARTICLE II

DESCRIPTION OF CONVERTIBLE NOTES

     SECTION 2.1 Establishment.

     (a) There is hereby established a new series of notes to be issued under the Indenture, to be designated as the Company’s 6% Convertible Notes due May 15, 2024 (the “Convertible Notes”).

     (b) There are to be authenticated and delivered $110,000,000 principal amount of Convertible Notes. The maximum principal amount of Convertible Notes of this series that may be issued is $110,000,000.

     (c) The Convertible Notes shall be issued in fully registered form. The Convertible Notes shall be issued in the form of one or more Global Securities in substantially the form set out in Exhibit A hereto. The Depositary with respect to the Convertible Notes shall be The Depository Trust Company.

     (d) The form of the Trustee’s Certificate of Authentication for the Convertible Notes shall be in substantially the form attached to the form of Convertible Note.

     (e) Each Convertible Note shall be dated the date of authentication thereof and shall bear interest from the Original Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

     SECTION 2.2 Payment of Principal and Interest.

     (a) The principal of the Convertible Notes shall be due at Stated Maturity (unless earlier redeemed, accelerated, purchased or converted). The unpaid principal amount of the Convertible Notes shall bear interest at the rate of 6% per annum until paid. Interest for each Interest Period shall be paid semi-annually in arrears on each Interest Payment Date to the Person in whose name the Convertible Notes are registered on the Regular Record Date for such Interest Payment Date, provided that interest payable at the Stated Maturity of principal or on a Redemption Date or Purchase Date as provided herein shall be paid to the Person to whom principal is payable, except as otherwise provided herein. Any such interest that is not so punctually paid or duly provided for shall forthwith cease to be payable to the Holders on such Regular Record Date and may either be paid to the Person or Persons in whose name the Convertible Notes are registered at the close of business on a special record date (“Special Record Date”) for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Convertible Notes not less than ten days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Convertible Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Base Indenture.

     (b) Payments of interest on the Convertible Notes shall include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Convertible Notes shall be computed and paid on the basis of a 360-day year of twelve, 30-day months. In the event that any date on which interest is payable on the Convertible Notes is not a Business Day, then a payment of the interest payable on such date shall be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.

     (c) Subject to the rules of the Depositary with respect thereto, payment of the principal and interest due at the Stated Maturity or earlier redemption, purchase or conversion of the Convertible Notes shall be made upon surrender of the Convertible Notes at the Corporate

Trust Office of the Trustee. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay interest, the Redemption Price, Purchase Price, Change in Control Purchase Price and the principal amount at Stated Maturity, as the case may be, by check or wire payable in such money; provided, however that a Holder holding Convertible Notes with an aggregate principal amount in excess of $2,000,000 will be paid by wire transfer in immediately available funds at the election of such Holder. The Company may mail an interest check to the Holder’s registered address. Notwithstanding the foregoing, so long as this Convertible Note is registered in the name of a Depositary or its nominee, all payments hereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

     SECTION 2.3 Global Securities.

     (a) The Convertible Notes will be issued in the form of one or more Global Securities registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Convertible Notes represented by one or more Global Securities will not be exchangeable for, and will not otherwise be issuable as, Convertible Notes in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.

     (b) Owners of beneficial interests in such a Global Security will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing a Convertible Note shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. The rights of Holders of such Global Security shall be exercised only through the Depositary.

     (c) A Global Security shall be exchangeable for Convertible Notes registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Security and no successor Depositary shall have been appointed by the Company, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered to act as such Depositary and no successor Depositary shall have been appointed by the Company, in each case within 90 days after the Company receives such notice or becomes aware of such cessation, (ii) the Company in its sole discretion determines that such Global Security shall be so exchangeable, or (iii) there shall have occurred an Event of Default with respect to the Convertible Notes. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Convertible Notes registered in such names as the Depositary shall direct.

     (d) If the Convertible Notes are in the form of one or more Global Securities, any requirement hereunder for delivery of such Convertible Note (or identification of certificate numbers with respect thereto) shall require the beneficial owners thereof and the Company to comply with the requirements of the Depositary and its direct and indirect participants with respect thereto. If the Convertible Notes become registrable in the names of persons other than the Depositary, any requirement for the Company to pay the Purchase Price, Change in Control

Purchase Price, or to issue Common Shares on account of any conversion shall be contingent upon such Holder delivering its certificate representing such Convertible Notes to the Company, together with any required endorsement of such certificate.

     SECTION 2.4 Transfer.

     (a) No service charge will be made for any transfer or exchange of Convertible Notes, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     (b) The Company shall not be required (a) to issue, transfer or exchange any Convertible Notes during a period beginning at the opening of business 15 days before the date of the mailing of a notice pursuant to Section 11.5 of the Base Indenture identifying the numbers of the Convertible Notes to be called for redemption, and ending at the close of business on the day of the mailing, or (b) to transfer or exchange any Convertible Notes theretofore selected for redemption in whole or in part, except the unredeemed portion of any Convertible Notes redeemed in part.

     SECTION 2.5 Denominations.

     The Convertible Notes may be issued in denominations of $1,000.00, or any integral multiple thereof.

     SECTION 2.6 Ranking.

     The Convertible Notes will rank pari passu with all of the Company’s other unsecured and unsubordinated Indebtedness.

     SECTION 2.7 Defeasance. The provisions of Article IV of the Base Indenture shall be inapplicable to the Convertible Notes.

     SECTION 2.8 Additional Events of Default; Amendments.

     (a) In addition to those matters set forth in Section 5.1 of the Base Indenture, an “Event of Default” with respect to the Convertible Notes shall also mean any of the following events:

     (i) default in the Company’s obligation to repurchase Convertible Notes upon the Company’s exercise of its repurchase option pursuant to Section 3.1, upon the occurrence of a Change in Control pursuant to Section 3.4 or upon the exercise by a holder of its option to require the Company to repurchase such holder’s Convertible Notes pursuant to Section 3.3; or

     (ii) default in the Company’s obligation to convert the Convertible Notes upon exercise of a Holder’s conversion right and continuance of such default for ten Business Days.

     (b) In addition to any waiver of default restrictions set forth in Section 5.13 of the Base Indenture, Holders of Convertible Notes may not waive any Event of Default listed in Section 2.8(a).

     (c) In addition to the restrictions on amendments set forth in Section 9.2 of the Base Indenture, without the consent of each Holder of an outstanding Convertible Note, no amendments shall be made that would:

     (i) reduce the Redemption Price, Purchase Price or Change in Control Purchase Price;

     (ii) make any change that adversely affects the right to convert the Convertible Notes into Common Shares; or

     (iii) make any change that adversely affects the Holders’ right to require the Company to purchase a Convertible Note.

ARTICLE III

REDEMPTION

     SECTION 3.1 Optional Redemption.

     The Company, at its option, may redeem the Convertible Notes in cash, at any time in whole or from time to time in part, on or after May 15, 2009 on any date (a “Redemption Date”), at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed (the “Redemption Price”) plus any accrued and unpaid interest on the principal amount to be redeemed to but excluding the Redemption Date; provided that if the Redemption Date is on or after a Regular Record Date but on or prior to the related Interest Payment Date, interest will be payable to the Holders in whose names the Convertible Notes are registered at the close of business on the relevant Regular Record Date.

     SECTION 3.2 Notice of Redemption.

     (a) The Company shall provide notice to the Trustee and to each Holder of Securities of Convertible Notes as provided in Sections 11.3 and 11.5 of the Base Indenture except that notice to Holders shall be given at least 15 days but not more than 60 days before the Redemption Date. In addition to the information required by Section 11.5, the Company shall provide to each Holder with the Notice of Redemption:

     (i) the Conversion Price;

     (ii) the name and address of the Paying Agent and Conversion Agent;

     (iii) that the Convertible Notes called for redemption may be converted at any time before the close of business on the Business Day preceding the Redemption Date; and

     (iv) that the Holders who want to convert Convertible Notes must satisfy the requirements set forth in paragraph 8 of the Global Security.

     (b) If any Convertible Note selected for partial redemption is converted in part before termination of the conversion right with respect to the portion of the Convertible Note so selected, the converted portion of such Convertible Note shall be deemed (so far as may be) to be the portion selected for redemption. Convertible Notes that have been converted during a selection of Convertible Notes to be redeemed may be treated by the Trustee as outstanding for the purpose of such selection.

     SECTION 3.3 Purchase of Convertible Notes at the Option of the Holder.

     (a) General. On each of May 15, 2009, May 15, 2014 and May 15, 2019 (each, a “Purchase Date”), each Holder shall have the right, at such Holder’s option, to require the Company to purchase any or all of such Holder’s Convertible Notes. The Company shall purchase such Convertible Notes at a price equal to 100% of the principal amount of the Convertible Notes to be purchased (the “Purchase Price”) plus any accrued and unpaid interest on the principal amount to be purchased to but excluding the Purchase Date; provided that if the Purchase Date is on or after a Regular Record Date but on or prior to the related Interest Payment Date, interest will be payable to Holders in whose names the Convertible Notes are registered at the close of business on the relevant Regular Record Date.

     (b) Exercise of Purchase Option. For a Convertible Note to be so purchased at the option of the Holder, the Paying Agent must receive:

     (i) from the Holder a written notice of purchase (a “Purchase Notice”) at any time from the opening of business on the date that is 20 Business Days prior to the Purchase Date until the close of business on the fifth Business Day prior to such Purchase Date stating:

     (A) the portion of the principal amount of the Convertible Note which the Holder will deliver to be purchased, which portion must be in principal amounts of $1,000 or an integral multiple thereof;

     (B) that such Convertible Note shall be purchased as of the Purchase Date pursuant to the terms and conditions specified in paragraph 6 of the Global Security and in this Indenture;

     (C) if an Accounting Event has occurred and the Company has elected, pursuant to Section 3.3(c), to pay the Purchase Price in Common Shares, whether, if such portion of the Purchase Price shall ultimately become payable entirely in cash because any of the conditions to payment of the Purchase Price in Common Shares is not satisfied prior to the close of business on the relevant Purchase Date as set forth in Section 3.3(e), such Holder elects (i) to withdraw such Purchase Notice as to some or all of the Convertible Notes to which such Purchase Notice relates (stating the expected principal amount of the Convertible Notes as to which such withdrawal shall relate), or (ii) to receive cash in respect of the entire

Purchase Price for all Convertible Notes (or portions thereof) to which such Purchase Notice relates; and

     (D) delivery of such Convertible Note to the Paying Agent prior to, on or after the Purchase Date (together with all necessary endorsements) at the offices of the Paying Agent, such delivery being a condition to receipt by the Holder of the Purchase Price therefor, together with all accrued interest; provided, however, that such Purchase Price, together with all accrued interest, shall be so paid pursuant to this Section 3.3 only if the Convertible Note so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Purchase Notice, as determined by the Company.

     If a Holder, in a Purchase Notice or a written notice of withdrawal delivered to the Paying Agent in accordance with Section 3.5, fails to indicate such Holder’s choice with respect to the election set forth in clause (C) of Section 3.3(b)(i), such Holder shall be deemed to have elected to receive cash in respect of the entire Purchase Price for all Convertible Notes subject to such Purchase Notice in the circumstances set forth in such clause (C).

     The Company shall purchase from the Holder thereof, pursuant to this Section 3.3, a portion of a Convertible Note if the Principal Amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to the purchase of all of a Convertible Note also apply to the purchase of such portion of such Convertible Note.

     Any purchase by the Company contemplated pursuant to the provisions of this Section 3.3 shall be consummated by the delivery of the consideration to be received by the Holder promptly following the later of the Purchase Date and compliance with Section 3.3(b).

     Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Purchase Notice contemplated by this Section 3.3(b) shall have the right to withdraw such Purchase Notice at any time prior to the close of business on the Business Day preceding the Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.5.

     The Paying Agent shall promptly notify the Company of the receipt by it of any Purchase Notice or written notice of withdrawal thereof.

     (c) Manner of Payment of Purchase Price. The Purchase Price of Convertible Notes in respect of which a Purchase Notice pursuant to Section 3.3(b) has been given shall be paid in U.S. legal tender. Notwithstanding the foregoing, upon the occurrence of an Accounting Event, the Company may elect to pay the Purchase Price of Convertible Notes, in cash or Common Shares.

     (d) Payment of Purchase Price in Cash. If the Purchase Price is to be paid in cash, the Company shall deposit cash, in respect of purchases under this Section 3.3, at the time and in the manner as provided in Section 3.5(b), sufficient to pay the aggregate Purchase Price of all Convertible Notes, together with all accrued interest to, but not including, the Purchase Date, to be purchased pursuant to this Section 3.3.

     (e) Payment of Purchase Price in Common Shares. If an Accounting Event has occurred and the Company has elected to pay the Purchase Price of Convertible Notes in Common Shares, the Company shall issue a number of Common Shares equal to the quotient obtained by dividing (i) the Purchase Price to be paid by Common Shares by (ii) the Market Price of one Common Share as determined by the Company in the Company Notice, subject to the next succeeding paragraph.

     The Company shall not issue fractional Common Shares in payment of the Purchase Price. Instead, the Company shall pay cash based on the Market Price for all fractional shares. It is understood that if a Holder elects to have more than one Convertible Note purchased, the number of Common Shares shall be based on the aggregate amount of Convertible Notes to be purchased.

     The Company’s right to exercise its election to purchase Convertible Notes through the issuance of Common Shares shall be conditioned upon:

     (i) the occurrence of an Accounting Event;

     (ii) the Company not having given its Company Notice of an election to pay in cash and its giving of a timely Company Notice of an election to purchase the Convertible Notes with Common Shares as provided herein;

     (iii) the registration of such Common Shares under the Securities Act or the Exchange Act, in each case, if required by applicable law;

     (iv) the authorization for quotation of such Common Shares on the Nasdaq National Market, or if the Common Shares are not then quoted on the Nasdaq National Market, the listing of such Common Shares on a principal national securities exchange on which the Common Shares are then listed;

     (v) any necessary qualifications or registration under applicable state securities laws or the availability of an exemption therefrom; and

     (vi) the receipt by the Trustee of an Officers’ Certificate and an Opinion of Counsel each stating that (A) the terms of the issuance of the Common Shares are in conformity with this Indenture and (B) the Common Shares to be issued by the Company in payment of the Purchase Price in respect of the Convertible Notes have been duly authorized and, when issued and delivered pursuant to the terms of this Indenture in payment of the Purchase Price in respect of the Convertible Notes, shall be validly issued, fully paid and non-assessable and free from preemptive rights under the Company’s Declaration of Trust and Bylaws and the Maryland REIT Statute, and, in the case of such Officers’ Certificate, stating that the conditions above and the condition set forth in the second succeeding sentence have been satisfied and, in the case of such Opinion of Counsel, stating that the conditions in clauses (iii) through (v) above have been satisfied.

     Such Officers’ Certificate shall also set forth the number of Common Shares to be issued for each $1,000 principal amount and the Closing Price of a single Common Share on each Trading Day during the period commencing on the first Trading Day of the period during which the Market Price is calculated and ending on the third day prior to the applicable Purchase Date. The Company may pay the Purchase Price in Common Shares only if the information necessary to calculate the Market Price is published in a daily newspaper of national circulation. If the foregoing condition and the conditions in clauses (i) through (vi) above are not satisfied prior to the close of business on the Purchase Date, and the Company has elected to purchase the Convertible Notes pursuant to this Section 3.3 through the issuance of Common Shares, the Company shall pay the entire Purchase Price of Convertible Notes in cash.

     Upon determination of the actual number of Common Shares to be issued upon redemption of Convertible Notes, the Company shall (i) disseminate a press release containing such information through at least two of Reuter’s Economic Services, Bloomberg Business News, PR Newswire and Dow Jones & Company Inc. and (ii) publish such information on its web site or through such other public medium as it may use at that time.

     (f) Company Notice. In connection with any purchase of Convertible Notes pursuant to Section 3.3, the Company shall give written notice of the Purchase Date to the Holders (the “Company Notice”). The Company Notice shall be sent by first-class mail to the Trustee and to each Holder (and to each beneficial owner as required by applicable law) not less than 20 Business Days prior to any Purchase Date (the “Company Notice Date”). Each Company Notice shall include a form of Purchase Notice to be completed by a Convertible Noteholder and shall state:

     (i) the Purchase Price and the Conversion Price per $1,000 principal amount of Convertible Notes;

     (ii) the name and address of the Paying Agent and the Conversion Agent;

     (iii) if an Accounting Event has occurred, whether the Company is electing to pay the Purchase Price in cash or Common Shares;

     (iv) if an Accounting Event has occurred and the Company has elected to pay the Purchase Price in Common Shares, the Market Price and the method for calculating same;

     (v) that Convertible Notes as to which a Purchase Notice has been given may be converted if they are otherwise convertible only in accordance with Article IV hereof and paragraph 8 of the Global Security if the applicable Purchase Notice has been withdrawn in accordance with the terms of this Indenture;

     (vi) that Convertible Notes must be surrendered to the Paying Agent to collect payment;

     (vii) that the Purchase Price for, and any accrued interest on, any Convertible Note as to which a Purchase Notice has been given and not withdrawn will be paid promptly following the later of the Purchase Date and the time of surrender of such Convertible Note;

     (viii) the procedures the Holder must follow to exercise rights under Section 3.3 and a brief description of those rights;

     (ix) briefly, the conversion rights of the Convertible Notes;

     (x) the procedures for withdrawing a Purchase Notice (including pursuant to the terms of Section 3.5);

     (xi) that, unless the Company defaults in making payments on Convertible Notes for which a Purchase Notice has been submitted, interest on such Convertible Notes will cease to accrue on the Purchase Date; and

     (xii) the CUSIP number of the Convertible Notes.

     At the Company’s request, the Trustee shall give such Company Notice in the Company’s name and at the Company’s expense; provided, however, that in all cases, the text of such Company Notice shall be prepared by the Company.

     SECTION 3.4 Purchase of Convertible Notes at Option of the Holder upon a Change in Control.

     (a) If at any time the Convertible Notes remain outstanding there shall have occurred a Change in Control, Convertible Notes shall be purchased by the Company, at the option of the Holder thereof, at a price equal to 100% of the principal amount of the Convertible Notes to be purchased (the “Change in Control Purchase Price”) plus any accrued and unpaid interest on the principal amount to be purchased to but not including the date that is 45 Business Days after the occurrence of the Change in Control (the “Change in Control Purchase Date”), subject to satisfaction by or on behalf of the Holder of the requirements set forth in Section 3.4(c).

     (b) Within 30 days after the occurrence of a Change in Control, the Company shall mail a written notice of the Change in Control by first-class mail to the Trustee and to each Holder (and to beneficial owners as required by applicable law). The notice shall include a form of Change in Control Purchase Notice to be completed by the Convertible Noteholder and shall state:

     (i) briefly, the events causing a Change in Control and the date of such Change in Control;

     (ii) the date by which the Change in Control Purchase Notice pursuant to this Section 3.4 must be given;

     (iii) the Change in Control Purchase Date and the last date on which a Holder may exercise its purchase right;

     (iv) the Change in Control Purchase Price;

     (v) the name and address of the Paying Agent and the Conversion Agent;

     (vi) the Conversion Price;

     (vii) that Convertible Notes as to which a Change in Control Purchase Notice has been given may be converted pursuant to Article IV hereof only if the Change in Control Purchase Notice has been withdrawn in accordance with the terms of this Indenture;

     (viii) that Convertible Notes must be surrendered to the Paying Agent to collect payment;

     (ix) that the Change in Control Purchase Price for any Convertible Note as to which a Change in Control Purchase Notice has been duly given and not withdrawn will be paid promptly following the later of the Change in Control Purchase Date and time of surrender of such Convertible Note;

     (x) briefly, the procedures the Holder must follow to exercise rights under this Section 3.4;

     (xi) briefly, the conversion rights of the Convertible Notes;

     (xii) the procedures for withdrawing a Change in Control Purchase Notice;

     (xiii) that, unless the Company defaults in making payment of such Change in Control Purchase Price, interest on Convertible Notes surrendered for purchase by the Company will cease to accrue on and after the Change in Control Purchase Date; and

     (xiv) the CUSIP number of the Convertible Notes.

     (c) A Holder may exercise its rights specified in Section 3.4(a) upon delivery of a written notice of purchase (a “Change in Control Purchase Notice”) to the Paying Agent at any time prior to the close of business on the fifth Business Day prior to the Change in Control Purchase Date, stating:

     (i) the portion of the principal amount of the Convertible Note to be purchased, which portion must be $1,000 or an integral multiple thereof; and

     (ii) that such Convertible Note shall be purchased pursuant to the terms and conditions specified in paragraph 6 of the Global Security.

     The delivery of such Convertible Note to the Paying Agent prior to, on or after the Change in Control Purchase Date (together with all necessary endorsements) at the offices of the Paying Agent shall be a condition to the receipt by the Holder of the Change in Control Purchase Price therefor; provided, however that such Change in Control Purchase Price shall be so paid pursuant to this Section 3.4 only if the Convertible Note so delivered to the Paying Agent shall conform in all respects to the description thereof set forth in the related Change in Control Purchase Notice.

     The Company shall purchase from the Holder thereof, pursuant to this Section 3.4, a portion of a Convertible Note if the principal amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to the purchase of all of a Convertible Note also apply to the purchase of such portion of such Convertible Note.

     Any purchase by the Company contemplated pursuant to the provisions of this Section 3.4 shall be consummated by the delivery of the consideration to be received by the Holder promptly following the later of the Change in Control Purchase Date and compliance with Section 3.4(c).

     Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Change in Control Purchase Notice contemplated by this Section 3.4(c) shall have the right to withdraw such Change in Control Purchase Notice at any time prior to the close of business on the Business Day immediately preceding the Change in Control Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.5.

     The Paying Agent shall promptly notify the Company of the receipt by it of any Change in Control Purchase Notice or written withdrawal thereof.

     SECTION 3.5 Effect of Purchase Notice or Change in Control Purchase Notice.

     Upon receipt by the Paying Agent of the Purchase Notice or Change in Control Purchase Notice specified in Section 3.3(b) or Section 3.4(c), as applicable, the Holder of the Convertible Note in respect of which such Purchase Notice or Change in Control Purchase Notice, as the case may be, was given shall (unless such Purchase Notice or Change in Control Purchase Notice is withdrawn as specified in the following two paragraphs) thereafter be entitled to receive solely the Purchase Price or Change in Control Purchase Price, as the case may be, with respect to such Convertible Note. Such Purchase Price or Change in Control Purchase Price, together with all accrued interest to, but not including, the Purchase Date or Change in Control Purchase Date, as the case may be, shall be paid to such Holder promptly following the later of (x) the Purchase Date or the Change in Control Purchase Date, as the case may be, with respect to such Convertible Note (provided the conditions in Section 3.3(b) or Section 3.4(c), as applicable, have been satisfied) and (y) the time of delivery of such Convertible Note to the Paying Agent in the manner provided in this Indenture. Convertible Notes in respect of which a Purchase Notice or Change in Control Purchase Notice, as the case may be, has been given by the Holder thereof may not be converted pursuant to Article IV hereof on or after the date of the delivery of such Purchase Notice or Change in Control Purchase Notice, as the case may be, unless such Purchase Notice or Change in Control Purchase Notice, as the case may be, has first been validly withdrawn as specified in the following two paragraphs.

     A Purchase Notice or Change in Control Purchase Notice, as the case may be, may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Purchase Notice or Change in Control Purchase Notice, as the case may be, at any time prior to the close of business on the Business Day preceding the Purchase Date or the Change in Control Purchase Date, as the case may be, specifying:

     (i) the principal amount of the Convertible Note with respect to which such notice of withdrawal is being submitted, and

     (ii) the principal amount, if any, of the Convertible Note which remains subject to the original Purchase Notice or Change in Control Purchase Notice, as the case may be, and which has been or will be delivered for purchase by the Company.

     A written notice of withdrawal of a Purchase Notice shall be in the form set forth in the preceding paragraph.

     There shall be no purchase of any Convertible Notes pursuant to Section 3.3 or 3.4 if there has occurred (prior to, on or after, as the case may be, the giving, by the Holders of such Convertible Notes, of the required Purchase Notice or Change in Control Purchase Notice, as the case may be) and is continuing an Event of Default (other than a default in the payment of the Purchase Price or Change in Control Purchase Price, as the case may be, with respect to such Convertible Notes). The Paying Agent will promptly return to the respective Holders thereof any Convertible Notes (x) with respect to which a Purchase Notice or Change in Control Purchase Notice, as the case may be, has been withdrawn in compliance with this Indenture, or (y) held by it during the continuance of an Event of Default (other than a default in the payment of the Purchase Price or Change in Control Purchase Price, as the case may be, with respect to such Convertible Notes) in which case, upon such return, the Purchase Notice or Change in Control Purchase Notice with respect thereto shall be deemed to have been withdrawn.

     (b) Deposit of Purchase Price or Change in Control Purchase Price. Prior to 10:00 a.m. (local time in the City of New York) on the Purchase Date or the Change in Control Purchase Date, as the case may be, the Company shall deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 6.5 of the Base Indenture) an amount of money (in immediately available funds if deposited on such Business Day) sufficient to pay the aggregate Purchase Price, together with all accrued interest to, but not including, the Purchase Date or Change in Control Purchase Price, as the case may be, of all the Convertible Notes or portions thereof which are to be purchased as of the Purchase Date or Change in Control Purchase Date, as the case may be.

     SECTION 3.6 Covenant to Comply With Securities Laws Upon Purchase of Convertible Notes.

     When complying with the provisions of Section 3.3 or 3.4 hereof (provided that such offer or purchase constitutes an “issuer tender offer” for purposes of Rule 13e-4 (which term, as used herein, includes any successor provision thereto) under the Exchange Act at the time of such offer or purchase), the Company shall (i) comply in all material respects with Rule 13e-4 and Rule 14e-1 under the Exchange Act, (ii) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act, and (iii) otherwise comply in all material respects with all federal and state securities laws so as to permit the rights and obligations under Sections 3.3 and 3.4 to be exercised in the time and in the manner specified in Sections 3.3 and 3.4.

     SECTION 3.7 Repayment to the Company.

     The Trustee and the Paying Agent shall return to the Company any cash that remains unclaimed, together with interest or dividends, if any, thereon (subject to the provisions of Section 6.2(j) of the Base Indenture), held by them for the payment of the Purchase Price or Change in Control Purchase Price, as the case may be, and accrued interest; provided, however, that to the extent that the aggregate amount of cash deposited by the Company pursuant to Section 3.5 exceeds the aggregate Purchase Price or Change in Control Purchase Price, as the case may be, of the Convertible Notes or portions thereof which the Company is obligated to purchase as of the Purchase Date or Change in Control Purchase Date, as the case may be, and accrued interest thereon, then, unless otherwise agreed in writing with the Company, promptly after the Business Day following the Purchase Date or Change in Control Purchase Date, as the case may be, the Trustee shall return any such excess to the Company together with interest or dividends, if any, thereon (subject to the provisions of Section 6.2(j) of the Base Indenture).

ARTICLE IV

CONVERSION OF CONVERTIBLE NOTES

     SECTION 4.1 Conversion of Convertible Notes.

     (a) Subject to the further provisions of this Article IV and paragraph 8 of the Global Security, a Holder of a Convertible Note may convert the principal amount of such Convertible Note (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) into Common Shares on any Business Day, if the average of the Closing Prices of the Common Shares for the immediately preceding 30 consecutive Trading Day period is more than 110% of the average of the Conversion Prices of our Common Shares during such 30-Trading Day period (the “Closing Price Condition”), subject to the exceptions provided below; provided, however, that if such Convertible Note is called for redemption or submitted or presented for purchase pursuant to Article III such conversion right shall terminate at the close of business on the Business Day immediately preceding the Redemption Date or Change in Control Purchase Date, as the case may be, for such Convertible Note (unless the Company shall default in making the redemption payment or Change in Control Purchase Price payment when due, in which case the conversion right shall not apply following the close of business on the date such default is cured and such Convertible Note is redeemed or purchased, as the case may be). The number of Common Shares deliverable upon conversion of a Convertible Note is determined by dividing (x) the principal amount of the Convertible Notes, or the portion thereof being converted, by (y) the Conversion Price in effect on the Conversion Date. The initial Conversion Price and the Conversion Rate shall be that set forth in paragraph 8 of the Global Security.

     Holders will not receive any cash payment representing accrued and unpaid interest upon conversion of a Convertible Note. Accrued and unpaid interest on the Convertible Note shall be deemed paid in full rather than canceled, extinguished or forfeited. The Company will not adjust the Conversion Rate to account for accrued interest, if any.

     A Holder of Convertible Notes is not entitled to any rights of a holder of Common Shares until such Holder has converted its Convertible Note to Common Shares, and only to the extent such Convertible Note are deemed to have been converted into Common Shares pursuant to this Article IV.

(b) Even if the Closing Price Condition is not satisfied,

     (i) if during any five consecutive Trading Day period, the average of the Sale Prices for the Convertible Notes for that five consecutive Trading Day period was less than 94% of the average of the Conversion Values for the Convertible Notes during that period, a Holder may surrender Convertible Notes for conversion at any time during the following five Business Days; provided, however, that if on any Conversion Date on which a Convertible Note is surrendered for conversion based on the condition described in this paragraph that is on or after May 15, 2019, the Closing Price on the Trading Day before the Conversion Date is greater than 100% of the then applicable Conversion Price and less than 110% of the then applicable Conversion Price, then Holders surrendering Convertible Notes for conversion will receive, at the option of the Company, in lieu of Common Shares based on the then applicable Conversion Rate, cash or Common Shares with a value equal to the principal amount of the Convertible Notes being converted (a “Principal Value Conversion”). Common Shares delivered upon a Principal Value Conversion will be valued at the Closing Price on the Conversion Date. The Company shall deliver Common Shares upon a Principal Value Conversion no later than the third business day following the determination of the Closing Price;

The Conversion Agent will determine the Sale Price of the Convertible Notes pursuant to this Section 4.1(b)(i) only after being instructed to do so by the Company. The Company has no obligation to so instruct the Conversion Agent unless a Holder provides the Company with reasonable evidence that the provisions of this Section 4.1(b)(i) have been satisfied. If such reasonable evidence is so presented, the Company shall instruct the Conversion Agent to determine the Sale Prices for the applicable period; provided that the Conversion Agent shall be under no duty or obligation to make the calculations described in Section 4(b)(i) hereof or to determine whether the Convertible Notes are convertible pursuant to such Section. For the avoidance of doubt, the Company shall make the calculations described in Section 4.1(b)(i) using the Sale Price provided by the Conversion Agent.

     (ii) a Holder may surrender for conversion a Convertible Note that has been called for redemption pursuant to Section 3.1 at any time prior to close of business on the Business Day prior to the Redemption Date;

     (iii) in the event that the Company declares:

     (A) a dividend or distribution of any rights or warrants to all holders of Common Shares entitling them to subscribe for or purchase, for a period expiring within 60 days, Common Shares at a price less than the Current Market Price on the Trading Day immediately preceding the Record Date for such dividend or distribution, or

     (B) a dividend or distribution of cash, debt securities (or other evidences of indebtedness), or other assets (excluding dividends or distributions for which Conversion Rate adjustment is required to be made under Section 4.2(a) or Section 4.2(b) below), where the fair market value of such dividend or distribution has a per share value exceeding 10% of the Current Market Price as of the Trading Day immediately preceding the declaration date for such dividend or distribution, then the Convertible Notes may be surrendered for conversion beginning on the date the Company gives notice to the Holders of such right, which shall not be less than 20 days prior to the Ex-Dividend Date for such dividend or distribution, and Convertible Notes may be surrendered for conversion at any time until the earlier of the close of business on the Business Day prior to the Ex-Dividend Date or the Company’s announcement that such distribution will not take place. No adjustment to the ability of the holders to convert will be made if the holders are entitled to participate in the distribution without conversion; and

     (iv) in the event that the Company is a party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of the Common Shares would be converted into cash, securities or other property, the Convertible Notes may be surrendered for conversion at any time from or after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction.

The Board of Trustees shall determine the anticipated effect date of the transaction, and such determination shall be conclusive and binding on the Holders and shall be publicly announced by the Company by issuance of a press release and publication on its website or through such other public medium as it may use at that time not later than two Business Days prior to the 15th day before the anticipated effective date.

     (c) Conversion Procedure. To convert a Convertible Note, a Holder must satisfy the requirements in paragraph 8 of the Global Security. The first Business Day on which the Holder satisfies all those requirements is the conversion date (the “Conversion Date”).

     As soon as practicable after the Conversion Date, the Company shall deliver to the Holder, through the Conversion Agent, a certificate for the number of full Common Shares deliverable upon the conversion or exchange and cash in lieu of any fractional share determined pursuant to Section 4.1(d); provided that, in case of a Principal Value Conversion pursuant to Section 4.1(b)(i), the Company shall deliver such Common Shares or cash pursuant to Section 4.1(d) not later than three Business Days following the Conversion Date. The person in whose name the certificate is registered shall be treated as a shareholder of record on and after the next Business Day following the Conversion Date. Upon conversion of a Convertible Note, such person shall no longer be a Holder of such Convertible Note. No payment or adjustment will be made for dividends on, or other distributions with respect to, any Common Shares except as provided in this Article IV.

     If any Holder elects to convert Convertible Notes (in whole or in part) during the period from the close of business on any Regular Record Date for the payment of an installment of interest to the opening of business on the next succeeding Interest Payment Date, then the Holder shall deliver to the Conversion Agent payment in funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of such Convertible Notes then being converted, and such interest installment shall be payable to such registered Holder notwithstanding the conversion of the Convertible Notes, subject to the provisions of this Indenture relating to the payment of defaulted interest by the Company. If the Company defaults in the payment of interest payable on such Interest Payment Date, the Company shall promptly repay such funds to such Holder.

     Nothing in this Section 4.1 shall affect the right of a Holder in whose name any Convertible Note is registered at the close of business on a Regular Record Date to receive the interest payable on such Convertible Note on the related Interest Payment Date in accordance with the terms of this Indenture and the Convertible Notes. If the Holder converts more than one Convertible Note at the same time, the number of Common Shares deliverable upon the conversion shall be based on the total principal amount of the Convertible Notes converted.

     If the last day on which a Convertible Note may be converted is not a Business Day, the Convertible Note may be converted on the next succeeding day that is a Business Day.

     If a Convertible Note is converted in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder, a new Convertible Note in an authorized denomination equal in principal amount to the unconverted portion of the Convertible Note.

     A Convertible Note in respect of which a Holder has delivered a Purchase Notice pursuant to Section 3.3 or a Change in Control Purchase Notice pursuant to Section 3.4 exercising the option of such Holder to require the Company to purchase such Convertible Note may be converted only if such Purchase Notice or Change in Control Purchase Notice is withdrawn by a written notice of withdrawal complying in all respects with each of the provisions of this Indenture relating to such notice and delivered to the Paying Agent prior to the close of business on the Business Day preceding the Purchase Date or Change in Control Purchase Date, as the case may be.

     (d) Cash Payments in Lieu of Fractional Shares. The Company shall not issue fractional Common Shares upon conversion of Convertible Notes. Instead the Company shall deliver cash for the current market value of the fractional share. The current market value of a fractional share shall be determined to the nearest 1/1,000 of a share by multiplying the Closing Price on the Trading Day immediately preceding the Conversion Date by the fractional amount and rounding the product to the nearest whole cent.

     (e) Taxes on Conversion. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Shares upon conversion of a Convertible Note. However, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder’s name. The Conversion Agent may refuse to deliver the certificates representing the Common Shares being issued in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which shall be due because the shares are to be issued in a name other than the Holder’s name. Nothing herein shall preclude the Company’s withholding any tax required by law or regulations.

     (f) Covenants of the Company. The Company shall, prior to issuance of any Convertible Notes hereunder, and from time to time as may be necessary, reserve out of its authorized but unissued Common Shares a sufficient number of Common Shares to permit the conversion of the Convertible Notes. All Common Shares delivered upon conversion of the Convertible Notes shall be newly issued shares, shall be duly and validly issued and fully paid and nonassessable, and shall be free from preemptive rights under the Company’s Declaration of Trust and Bylaws and the Maryland REIT Statute and free of any lien or adverse claim. The Company shall endeavor promptly to comply with all federal and state securities laws regulating the order and delivery of Common Shares upon the conversion of Convertible Notes, if any, and shall cause to have listed or quoted all such Common Shares on each United States national securities exchange, automated quotation system or over-the-counter or other domestic market on which the Common Shares are then listed or quoted; provided, that if the rules of such exchange, system or market permit the Company to defer the listing or quotation of the Common Shares until the first conversion of the Convertible Notes into Common Shares in accordance with the provisions of this Indenture, the Company covenants to list such Common Shares issuable upon conversion of the Convertible Notes in accordance with the requirements of such exchange, system or market at such time.

     SECTION 4.2 Adjustment of Conversion Rate.

     The Conversion Rate shall be adjusted from time to time by the Company as follows:

     (a) In case the Company shall (i) pay a dividend on its Common Shares in Common Shares, (ii) make a distribution on its Common Shares in Common Shares, (iii) subdivide its outstanding Common Shares into a greater number of shares, or (iv) combine its outstanding Common Shares into a smaller number of shares, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such event by a fraction of which the numerator shall be the number of Common Shares outstanding immediately after such event and the denominator of which shall be the number of Common Shares outstanding immediately prior to such event. An adjustment made pursuant to this subsection (a) shall become effective immediately after the Record Date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision or combination.

     (b) In case the Company shall issue rights or warrants to all or substantially all holders of its Common Shares entitling them (for a period commencing no earlier than the Record Date described below and expiring not more than 60 days after such Record Date) to subscribe for or purchase Common Shares (or securities convertible into Common Shares) at a price per share (or having a conversion price per share) less than the Current Market Price on the Trading Day immediately prior to the Record Date for such issuance, the Conversion Rate in effect shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such Record Date by a fraction of which the numerator shall be the number of Common Shares outstanding at the close of business on the date immediately preceding the Record Date plus the number of additional Common Shares offered (or into which the Convertible Notes so offered are convertible), and the denominator of which shall be the number of Common Shares outstanding at the close of business on the date immediately preceding the Record Date plus the number of shares which the aggregate offering price of the total number of Common Shares so offered (or the aggregate conversion price of the Convertible Notes so offered, which shall be determined by multiplying the number of Common Shares issuable upon conversion of such Convertible Notes by the Conversion Price Common Share pursuant to the terms of such Convertible Notes) would purchase at the Current Market Price on the Trading Day immediately preceding the Record Date for such issuance. Such adjustment shall be made successively whenever any such rights or warrants are issued, and shall become effective on the day following the date of announcement of such issuance. If at the end of the period during which such rights or warrants are exercisable not all rights or warrants shall have been exercised, the adjusted Conversion Rate shall be immediately readjusted to what it would have been based upon the number of additional Common Shares actually issued (or the number of Common Shares issuable upon conversion of Convertible Notes actually issued).

     (c) In case the Company shall distribute to all or substantially all holders of its Common Shares, any shares of Capital Stock of the Company (other than Common Shares), Extraordinary Cash Dividends or any evidences of Indebtedness or other non-cash assets (including securities of any person other than the Company but excluding dividends or distributions referred to in subsection (a) of this Section 4.2), or shall distribute to all or substantially all holders of its Common Shares rights or warrants to subscribe for or purchase any of its Convertible Notes (excluding those rights and warrants referred to in subsection (b) of this Section 4.2, then in each such case the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such distribution by a fraction of which the numerator shall be the Current Market Price on the Record Date for such distribution and the denominator shall be the Current Market Price on such Record Date less the fair market value on such Record Date (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value and which shall be evidenced by an Officers’ Certificate delivered to the Trustee) of the portion of the Capital Stock, evidences of Indebtedness or other non-cash assets so distributed or of such rights or warrants applicable to one Common Share (determined on the basis of the number of Common Shares outstanding on the Record Date). Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the Record Date for such distribution.

     In the event the then fair market value (as so determined) of the portion of the Capital Stock, evidences of Indebtedness or other non-cash assets so distributed or of such rights or warrants applicable to one Common Share is equal to or greater than the Current Market Price on such Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of a Convertible Note shall have the right to receive upon conversion the amount of Capital Stock, evidences of Indebtedness or other non-cash assets so distributed or of such rights or warrants such holder would have received had such holder converted each Convertible Note on such Record Date. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared. If the Board of Trustees determines the fair market value of any distribution for purposes of this Section 4.2 by reference to the actual or when issued trading market for any Convertible Notes, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price.

     Rights or warrants distributed by the Company to all holders of Common Shares entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”) (i) are deemed to be transferred with such Common Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Shares, shall be deemed not to have been distributed for purposes of this Section 4.2 (and no adjustment to the Conversion Rate under this Section 4.2 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 4.2. If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of Indebtedness or other non-cash assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 4.2 was made, (i) in the case of any such rights or warrants, all of which shall have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Shares as of the date of such redemption or repurchase, and (ii) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

     (d) In case the Company shall distribute a Regular Cash Dividend (a “Triggering Distribution”) to all or substantially all holders of its Common Shares in excess of $0.42 per share in any quarterly period, the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying such Conversion Rate in effect on the Business Day immediately preceding the Record Date for such Triggering Distribution by a fraction of which the numerator shall be the Current Market Price on the Record Date for such Triggering Distribution, and the denominator shall be the Current Market Price on the Record Date for such Triggering Distribution less the aggregate amount by which the cash so distributed applicable to one Common Share (determined on the basis of the number of Common Shares outstanding on the Record Date for such Triggering Distribution) exceeds $0.42 in any quarterly period, such increase to become effective immediately prior to the opening of the Business Day following the date on which the Triggering Distribution is paid. It is expressly understood that a stock buyback, repurchase or similar transaction or program shall in no event be considered a Triggering Distribution for purposes of this Section 4.2(d) or Section 4.2(e).

     (e) In case the Company or any of its Subsidiaries shall purchase any of the Company’s Common Shares (excluding stock options) by means of a tender offer, other than an odd-lot offer by the Company or any of its Subsidiaries, then, effective immediately prior to the opening of Business Day after the last date (the “Expiration Date”) tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the “Expiration Time”), the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect at the close of business on the Expiration Date by a fraction of which the numerator shall be the sum of (i) the aggregate consideration (determined as set forth below) payable to shareholders of the Company based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (ii) the product of the number of Common Shares outstanding (less any Purchased Shares) immediately after the Expiration Time and the Current Market Price per share of the Common Shares, and the denominator shall be the product of the number of Common Shares outstanding (including Purchased Shares) immediately prior to the Expiration Time multiplied by the Current Market Price as of the close of business on the Expiration Date. For purposes of this Section 4.2(e), the aggregate consideration in any such tender offer shall equal the sum of the aggregate amount of cash consideration and the aggregate fair market value (as determined by the Board of Trustees, whose determination shall be conclusive evidence thereof and which shall be evidenced by an Officers’ Certificate delivered to the Trustee) of any other consideration payable in such tender offer. In the event that the Company is obligated to purchase Common Shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would have been in effect based upon the number of Common Shares actually purchased. If the application of this Section 4.2(e) to any tender offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer under this Section 4.2(e). For purposes of this Section 4.2(e), the term “tender offer” shall mean and include both tender offers and exchange offers, all references to “purchases” of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to “tendered shares” (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.

     (f) In any case in which this Section 4.2 shall require that an adjustment be made following a Record Date, an announcement date or a determination date or Expiration Date, as the case may be, established for purposes of this Section 4.2, the Company may elect to defer (but only until five Business Days following the filing by the Company with the Trustee of the certificate described in Section 4.5) issuing to the Holder of any Convertible Note converted after such Record Date or announcement date or determination date or Expiration Date the Common Shares and other Capital Stock of the Company issuable upon such conversion over and above the Common Shares and other Capital Stock of the Company issuable upon such conversion only on the basis of the Conversion Rate prior to adjustment; and, in lieu of the shares the issuance of which is so defined, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence prepared by the Company of the right to receive such shares. If any distribution in respect of which an adjustment to the Conversion Rate is required to be made as of the Record Date or announcement date or determination date or Expiration Date therefor is not thereafter made or paid by the Company for any reason, the

     Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect if such record date had not been fixed or such announcement date or effective date or determination date or Expiration Date had not occurred.

     (g) No adjustment shall be made pursuant to this Section 4.2 if the Holders may participate in the transaction that would otherwise give rise to an adjustment pursuant to this Section 4.2 without conversion of such Holder’s Convertible Notes.

     SECTION 4.3 When Adjustment May Be Deferred.

     No adjustment in the Conversion Rate need be made unless the adjustment would require an increase or decrease of at least 1% in the Conversion Rate. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

     All calculations under this Article IV shall be made to the nearest cent or to the nearest 1/1,000th of a share, as the case may be.

     SECTION 4.4 When No Adjustment Required.

     No adjustment need be made for a transaction referred to in Section 4.2 or 4.8 if Holders of Convertible Notes are to participate in the transaction without conversion on a basis and with notice that the Board of Directors of the Company determines to be fair and appropriate in light of the basis and notice on which holders of Common Shares participate in the transaction. No adjustment need be made upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Shares under any plan (including the Company’s existing Dividend Reinvestment and Share Purchase Plan).

     No adjustment need be made upon the issuance of any Common Shares, options to purchase Common Shares or phantom shares pursuant to any present or future employee, officer, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries.

     No adjustment need be made for a change in the par value or no par value of the Common Shares or for any accrued and unpaid interest.

     To the extent the Convertible Notes become convertible pursuant to this Article IV into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

     SECTION 4.5 Notice of Adjustment.

     Whenever the Conversion Rate is adjusted, the Company shall promptly mail to the Holders a notice of the adjustment. The Company shall file with the Trustee and the Conversion Agent such notice and a certificate from the Company’s independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it, The certificate shall be conclusive evidence that the adjustment is correct. Neither the Trustee nor any Conversion Agent shall be under any duty or responsibility with respect to any such certificate except to exhibit the same to any Holder desiring inspection thereof.

     SECTION 4.6 Voluntary Increase.

     The Company from time to time may increase the Conversion Rate as the Board of Trustees considers advisable to avoid or diminish any income tax to holders of Common Shares or rights to purchase our Common Shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. The Company may also, from time to time, to the extent permitted by applicable law, increase the applicable Conversion Rate by any amount for any period of at least 20 days if the Board of Trustees has determined that such increase would be in the Company’s best interests, which determination shall be conclusive. Whenever the Conversion Rate is increased, the Company shall mail to Holders and file with the Trustee and the Conversion Agent a notice of the increase. The Company shall mail the notice at least 15 days before the date the increased Conversion Rate takes effect. The notice shall state the increased Conversion Rate and the period it will be in effect.

     SECTION 4.7 Notice of Certain Transactions.

     (a) Whenever any event described in Section 4.1 shall occur which shall cause the Convertible Notes to become convertible into Common Shares, the Company shall (i) promptly deliver in accordance with Sections 1.6 and 1.7 of the Base Indenture, written notice of the convertibility of the Convertible Notes to the Trustee and each Holder; and (ii) publicly announce that the Convertible Notes have become convertible. Such written notice and public announcement shall include a description of such event, a description of the periods during which the Convertible Notes shall be convertible and the procedures by which a Holder may convert its Convertible Notes.

     (b) If:

     (i) the Company takes any action that would require an adjustment in the Conversion Rate pursuant to Section 4.2 (unless no adjustment is to occur pursuant to Section 4.4); or

     (ii) the Company takes any action that would require a supplemental indenture pursuant to Section 4.8; or

     (iii) there is a liquidation or dissolution of the Company;

then the Company shall mail to Holders and file with the Trustee and the Conversion Agent a notice stating the proposed Record Date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, binding share exchange, transfer, liquidation or dissolution. The Company shall file and mail the notice at least 15 days before such date. Failure to file or mail the notice or any defect in it shall not affect the validity of the transaction.

     SECTION 4.8 Reorganization of the Company; Special Distributions.

     If the Company is a party to a transaction subject to Section 8.1 of the Base Indenture (other than a sale of all or substantially all of the assets of the Company in a transaction in which the holders of Common Shares immediately prior to such transaction do not receive securities, cash or other assets of the Company or any other person) or a merger or binding share exchange which reclassifies or changes its outstanding Common Shares, the person obligated to deliver securities, cash or other assets upon conversion of Convertible Notes shall enter into a supplemental indenture. If the issuer of securities deliverable upon conversion of Convertible Notes is an Affiliate of the successor to the Company, that issuer shall join in the supplemental indenture.

     The supplemental indenture shall provide that the Holder of a Convertible Note may convert it into the kind and amount of securities, cash or other assets which such Holder would have received immediately after the consolidation, merger, binding share exchange or transfer if such Holder had converted the Convertible Note immediately before the effective date of the transaction, assuming (to the extent applicable) that such Holder (i) was not a constituent person or an Affiliate of a constituent person to such transaction; (ii) made no election with respect thereto; and (iii) was treated alike with the plurality of non-electing Holders. The supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Article IV. The Company shall mail to Holders a notice briefly describing the supplemental indenture.

     If this Section applies, Section 4.2 does not apply.

     If the Company makes a distribution to all holders of its Common Shares of any of its assets, or debt securities or any rights, warrants or options to purchase Convertible Notes of the Company that, but for the provisions of the last paragraph of Section 4.4, would otherwise result in an adjustment in the Conversion Rate pursuant to the provisions of Section 4.4, then, from and after the record date for determining the holders of Common Shares entitled to receive the distribution, a Holder of a Convertible Note that converts such Convertible Note in accordance with the provisions of this Indenture shall upon such conversion be entitled to receive, in addition to the shares of Common Shares into which the Convertible Note is convertible, the kind and amount of securities, cash or other assets comprising the distribution that such Holder would have received if such Holder had converted the Convertible Note immediately prior to the Record Date for determining the holders of Common Shares entitled to receive the distribution.

     SECTION 4.9 Company Determination Final.

     Any determination that the Company or its Board of Trustees must make pursuant to Section 4.1(d), 4.2, 4.3, 4.4, 4.8 or 4.11 is conclusive, absent manifest error.

     SECTION 4.10 Trustee’s Adjustment Disclaimer.

     The Trustee has no duty to determine when an adjustment under this Article IV should be made, how it should be made or what it should be. The Trustee has no duty to determine whether a supplemental indenture under Section 4.8 need be entered into or whether any provisions of any supplemental indenture are correct. The Trustee shall not be accountable for and makes no representation as to the validity or value of any securities or assets delivered upon conversion of Convertible Notes. The Trustee shall not be responsible for the Company’s failure to comply with this Article IV. Each Conversion Agent shall have the same protection under this

Section 4.10 as the Trustee. Unless and until the Trustee receives a certificate from the Company setting forth the particulars of an adjustment under this Article IV, the Trustee may assume without inquiry that no such adjustment has been, or is required to be, made.

     SECTION 4.11 Simultaneous Adjustments.

     In the event that this Article IV requires adjustments to the Conversion Rate under more than one circumstance set forth in Sections 4.2 and the record dates for the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying the provisions of Section 4.2.

     SECTION 4.12 Successive Adjustments.

     After an adjustment to the Conversion Rate under this Article IV, any subsequent event requiring an adjustment under this Article IV shall cause an adjustment to the Conversion Rate as so adjusted.

     SECTION 4.13 Savings Provisions.

     Notwithstanding any other provision of this Indenture, the Company shall not be obligated to convert Convertible Notes into Common Shares with respect to any Holder to the extent that such conversion would result in a violation of the “Ownership Limit” as defined in Article VIII of the Company’s Declaration of Trust.

ARTICLE V

COVENANTS

     SECTION 5.1 Restriction on Subsidiary Indebtedness and Preferred Stock.

     (a) The Company shall not permit the Partnership or any Subsidiary (i) to incur unsecured Indebtedness, except for (A) Indebtedness payable to the Company and (B) Indebtedness (not to exceed $4.4 million) issued in exchange for, or the net proceeds of which are used to refinance, refund, repay or defease, currently outstanding unsecured Indebtedness payable to third parties in the amount of $4.4 million, or any refinancings thereof in an amount not to exceed the amount so refinanced, refunded, repaid or defeased (plus premiums, accrued interest, fees and expenses) or (ii) to guarantee unsecured Indebtedness, unless in each case the Convertible Notes will rank pari passu, with such Indebtedness.

     (b) The Company shall not permit the Partnership to issue, other than to the Company, preferred units of partnership interest in the Partnership, unless the Convertible Notes will rank senior to any such preferred units.

     (c) If the Partnership issues its Guarantee of the Convertible Notes in accordance with the Section 3.1 of the Base Indenture, such Guarantee shall be deemed to satisfy the foregoing conditions. Notwithstanding the foregoing, the Company and the Trustee agree that the satisfaction of the provisions of the immediately preceding sentence shall not be the exclusive means of satisfying the restrictions set forth in Section 5.1(a) and 5.1(b) of this Supplemental Indenture.

     SECTION 5.2 Provision of Financial Information.

     (a) If the Company shall be required to file reports with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, it will file such reports by the required date and, within 15 days of such date, deliver copies of all such reports to the Trustee for, and transmit a copy to, each holder of the Convertible Notes. If the Company is not required to file reports with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, it will deliver to the Trustee and transmit to each holder of the Convertible Notes reports that contain substantially the same kind of information that would have been included in annual and quarterly reports filed with the Commission had the Company been required to file such reports, such information to be delivered or transmitted within 15 days after the same would have been required to be filed with the Commission had the Company been required to file such reports.

     (b) Notwithstanding the foregoing, if the Company is not required to file reports with the Commission because information about the Company is contained in the reports filed by another entity with the Commission, the delivery to the Trustee for the Convertible Notes of the reports filed by such entity with the Commission and the transmittal by mail to all holders of the Convertible Notes of each annual and quarterly report filed with the Commission by such entity within the time periods set forth in the preceding sentence shall be deemed to satisfy the Company’s obligations to provide financial information under the applicable provisions of the Base Indenture.

ARTICLE VI

MISCELLANEOUS PROVISIONS

     SECTION 6.1 Ratification and Incorporation of Base Indenture.

     As supplemented by this Supplemental Indenture, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture together with this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

     SECTION 6.2 Governing Law.

     This Supplement and the Convertible Notes shall be governed by, and construed in accordance with, the laws of the state of New York (without giving effect to the conflicts of laws principles thereof).

     SECTION 6.3 Counterparts.

     This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     SECTION 6.4 Entire Agreement.

     This Supplemental Indenture, together with the Base Indenture, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and fully supersedes any prior of contemporaneous agreements relating to such subject matter.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

Capital Automotive REIT,
as Issuer

By:	/s/ Thomas D. Eckert

Name:	Thomas D. Eckert
Title:	President and Chief Executive Officer

Wells Fargo Bank, National Association,
as Trustee

By:	/s/ Joseph P O’Donnell

Name:	Joseph P. O’Donnell
Title:	Assistant Vice President

[Second Supplement Trust Indenture]

GLOBAL SECURITY

6% CONVERTIBLE NOTES DUE MAY 15, 2024

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY SUCH CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Exhibit A, Page 1

CAPITAL AUTOMOTIVE REIT

6% CONVERTIBLE NOTES DUE MAY 15, 2024

ISIN: US139733AB56
CUSIP No.: 139733AB5
Certificate No.	U.S.$110,000,000

     Capital Automotive REIT, a real estate investment trust organized under the laws of the State of Maryland (the “Company”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of One Hundred Ten Million United States Dollars (U.S.$110,000,000) on May 15, 2024, unless prepaid prior thereto, together with accrued interest thereon at the rate of 6% per annum.

1. Interest.

     Interest on this Convertible Note shall be due and payable in accordance with the terms hereof and of the Indenture (defined below). Interest shall be payable semi-annually in arrears on each May 15 and November 15, commencing on November 15, 2004, to registered holders of the Convertible Notes on the last day of the preceding month. Payments of interest on the Convertible Notes shall include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Convertible Notes shall be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Convertible Notes is not a Business Day, then payment of the interest payable on such date shall be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.

     Any interest that is not punctually paid or duly provided for on an Interest Payment Date shall forthwith cease to be payable to the Holders on the Regular Record Date and may either be paid to the Person or Persons in whose name the Convertible Notes are registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Convertible Notes not less than ten days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Convertible Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Indenture.

2. Method of Payment.

     Subject to the terms and conditions of the Indenture, the Company will make payments in respect of the Redemption Price, Purchase Price, Change in Control Purchase Price and the principal amount at Stated Maturity, as the case may be, to the Holder who furnishes appropriate endorsements and transfer documents relating to the Convertible Note, if required by the Paying Agent to collect such payments in respect of the Convertible Note. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay interest, the Redemption Price,

Exhibit A, Page 2

Purchase Price, Change in Control Purchase Price and the principal amount at Stated Maturity, as the case may be, by check or wire payable in such money; provided, however that a Holder holding Convertible Notes with an aggregate principal amount in excess of $2,000,000 will be paid by wire transfer in immediately available funds at the election of such Holder. The Company may mail an interest check to the Holder’s registered address. Notwithstanding the foregoing, so long as this Convertible Note is registered in the name of a Depositary or its nominee, all payments hereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

3. Paying Agent, Conversion Agent and Registrar.

     Initially, Wells Fargo Bank, National Association (the “Trustee”) will act as Paying Agent, Conversion Agent, and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent or Registrar without notice, other than notice to the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent or Registrar.

4. Indenture.

     This Note is one of a duly authorized issue of 6% Convertible Notes due May 15, 2024 (the “Convertible Notes”) issued and to be issued under an indenture dated as of April 15, 2004 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture dated May 12, 2004 (the “Supplemental Indenture,” and collectively with the Base Indenture, the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee,” which term includes any successor trustee as permitted under the Indenture). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Convertible Notes and the terms upon which the Convertible Notes are, and are to be, authenticated and delivered.

     Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

5. Redemption at the Option of the Company.

     No sinking fund is provided for the Convertible Notes. The Convertible Notes are not redeemable prior to May 15, 2009. On or after May 15, 2009, the Convertible Notes are redeemable, at any time in whole or from time to time in part, for a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed (“Redemption Price”) plus accrued and unpaid interest up to but not including the Redemption Date; provided that, if the Redemption Date is on or after a Regular Record Date but on or prior to the related Interest Payment Date, interest will be payable to the Holders in whose names the Convertible Notes are registered at the close of business on the relevant Regular Record Date.

6. Purchase By the Company at the Option of the Holder.

     Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase at the option of the Holder, all or any portion of the Convertible Notes held

Exhibit A, Page 3

by such Holder, in any integral multiple of $1,000, on May 15, 2009, May 15, 2014 and May 15, 2019 (each, a “Purchase Date”) at a purchase price equal to 100% of the aggregate principal amount of the Convertible Note (the “Purchase Price”), together with accrued and unpaid interest up to but not including the Purchase Date; provided that if the Purchase Date is on or after a Regular Record Date but on or prior to the related Interest Payment Date, interest will be payable to the Holders in whose names the Convertible Notes are registered at the close of business on the relevant Regular Record Date upon delivery of a Purchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is 20 Business Days prior to such Purchase Date, and upon delivery of the Convertible Notes to the Paying Agent by the Holder as set forth in the Indenture. The Company shall be required to pay the Purchase Price in cash, provided, however, that if an Accounting Event (as defined in the Indenture) has occurred, the Company may elect to pay the Purchase Price in cash or Common Shares valued at the Current Market Price.

     At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase the Convertible Notes held by such Holder 45 Business Days after the occurrence of a Change in Control of the Company (the “Change in Control Purchase Date”), for a purchase price equal to 100% of the principal amount thereof (the “Change in Control Purchase Price”) plus accrued and unpaid interest up to but not including the Change in Control Purchase Date, which Change in Control Purchase Price shall be paid in cash.

     Holders have the right to withdraw any Purchase Notice or Change in Control Purchase Notice, as the case may be, by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

     If cash sufficient to pay the Purchase Price or Change in Control Purchase Price, as the case may be, and accrued and unpaid interest if any, of all Convertible Notes or portions thereof to be purchased as of the Purchase Date or the Change in Control Purchase Date, as the case may be, is deposited with the Paying Agent on the Purchase Date or the Change in Control Purchase Date, interest ceases to accrue on such Convertible Notes (or portions thereof) upon such Purchase Date or Change in Control Purchase Date, and the Holder thereof shall have no other rights as such other than the right to receive the Purchase Price or Change in Control Purchase Price, as the case may be, upon surrender of such Convertible Note.

7. Notice of Redemption.

     Notice of redemption pursuant to paragraph 5 of this Convertible Note will be mailed at least 15 days but not more than 60 days before the Redemption Date to each Holder of Convertible Notes to be redeemed at the Holder’s registered address. If money sufficient to pay the Redemption Price of all Convertible Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, immediately after such Redemption Date interest ceases to accrue on such Convertible Notes or portions thereof. Convertible Notes in denominations larger than $1,000 of principal amount may be redeemed in part but only in integral multiples of $1,000 of principal amount.

Exhibit A, Page 4

8. Conversion.

     A Holder of a Convertible Note may convert the principal amount of such Convertible Note (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) into Common Shares on any Business Day, subject to the conditions set forth in Section 4.1 of the Indenture; provided, however, that if such Convertible Note is called for redemption or subject to purchase upon a Change in Control or upon exercise of the purchase right described in paragraph 6 above, the conversion right will terminate at the close of business on the Business Day immediately preceding the Redemption Date, the Change in Control Purchase Date or a Purchase Date, as the case may be, for such Convertible Note or such earlier date as the Holder presents such Convertible Note for redemption or purchase (unless the Company shall default in paying the redemption payment, Change in Control Purchase Price or a Purchase Price, as the case may be, when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Convertible Note is redeemed or purchased, as the case may be).

     The initial conversion price is $35.5679. The initial Conversion Rate is 28.1152 Common Shares per $1,000 principal amount of Convertible Notes. The number of Common Shares deliverable upon conversion of a Convertible Note is determined by dividing (x) the principal amount of the Convertible Note, or the portion thereof being converted, by (y) the Conversion Price in effect on the Conversion Date.

     A Convertible Note in respect of which a Holder has delivered a Purchase Notice or Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Convertible Note may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

     To surrender a Convertible Note for conversion, a Holder must (i) complete and manually sign a conversion notice (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (ii) furnish appropriate endorsements and transfer documents, if required by the Company, the Trustee or the Conversion Agent, (iii) pay any transfer or similar tax, if required and (iv) in the case of a conversion pursuant to section 4.1(b)(1) of the Indenture, provide the Company with reasonable evidence that the conditions to such conversion have been satisfied.

9. Denominations; Transfer; Exchange.

     This Note is a Global Security deposited with the Trustee as custodian for The Depositary Trust Company (“DTC”) acting as Depositary, and registered in the name of CEDE & CO., a nominee of DTC, and CEDE & CO., as holder of record of this Convertible Note, shall be entitled to receive payments of principal and interest by wire transfer of immediately available funds. The statements in the legend relating to DTC set forth above are an integral part of the terms of this Convertible Note and by acceptance thereof each holder of this Note agrees to be subject to and bound by the terms and provisions set forth in such legend, if any.

     The Convertible Notes may be issued in denominations of $1,000 of principal amount and integral multiples of $1,000. A Holder may transfer or exchange Convertible Notes in

Exhibit A, Page 5

accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Convertible Notes selected for redemption (except, in the case of a Convertible Note to be redeemed in part, the portion of the Convertible Note not to be redeemed) or any Convertible Notes in respect of which a Purchase Notice or a Change in Control Purchase Notice has been given and not withdrawn (except, in the case of a Convertible Note to be purchased in part, the portion of the Convertible Note not to be purchased) or any Convertible Notes for a period of 15 days before the mailing of a notice of redemption of Convertible Notes to be redeemed.

10. Persons Deemed Owners.

     The registered Holder of this Convertible Note may be treated as the owner of this Convertible Note for all purposes.

11. Amendment; Waiver.

     Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Convertible Notes may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the Convertible Notes at the time outstanding and (ii) certain defaults or noncompliance with certain provisions may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Convertible Notes at the time outstanding. The Indenture or the Convertible Notes may be amended without the consent of any Holders under circumstances set forth in Section 9.1 of the Base Indenture.

12. Defaults and Remedies.

     Under the Indenture, Events of Default include (i) default for three days in payment of any interest on any Convertible Notes, (ii) default in payment of the principal amount, Redemption Price, Purchase Price or Change in Control Purchase Price, as the case may be, in respect of the Convertible Notes when the same becomes due and payable, (iii) default for 10 Business Days in converting any Convertible Notes, (iv) failure by the Company to comply with other agreements in the Indenture or the Convertible Notes, subject to notice and lapse of time; (v) default by the Company under one or more agreements or indentures under which the Company or certain related parties then has outstanding indebtedness in excess of $10 million; and (vi) certain events of bankruptcy or insolvency.

     Holders of Convertible Notes may not enforce the Indenture or the Convertible Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Convertible Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Convertible Notes at the time outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Convertible Notes notice of any continuing Default (except a Default in payment of amounts specified in clause (i) or (ii) above) if it determines that withholding notice is in their interests.

13. Authentication.

Exhibit A, Page 6

     This Convertible Note shall not be valid until an authorized signature of the Trustee manually signs the Trustee’s Certificate of Authentication with respect to this Convertible Note.

Exhibit A, Page 7

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated as of May 12, 2004.

Capital Automotive REIT

By:

Name:
Title:

CERTIFICATE OF AUTHENTICATION

     This is one of the 6% Convertible Notes due May 15, 2024 referred to in the within-mentioned Indenture.

Wells Fargo Bank, National Association, as Trustee

By:

Authorized Signatory

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ASSIGNMENT FORM

For value received

hereby sells, assigns and transfers unto

Please insert social security or
other identifying number of assignee

Please print or type name and address,
including zip code, of assignee:

the within Note and does hereby irrevocably constitute and appoint                                          Attorney to transfer the Note on the books of the Company with full power of substitution in the premises.

Date:	Your signature:

(Sign exactly as your name
appears on the Note)

Exhibit A, Page 9